UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

AVRA INC.

(Exact name of registrant as specified in charter)

Nevada	333-182130	36-4789798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

3790 El Camino Real, Suite 291, Palo Alto, California	94306
(Address of principal executive offices)	(Zip Code)

1-844-287-2462

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other event.

Avra Inc. (“Avra” or the “Company”) has changed its business direction with the Company now being focused on solutions in the cryptocurrency and digital currency markets, particularly in offering payment solutions to businesses worldwide.  The Company’s new website has been launched and can be found at www.avraworld.com.  The Company’s business model can be broken down into four distinct categories, as follows:

AvraPay – Is the Company’s cryptocurrency payment solution. It plans to offer the technology in order for merchants to accept digital payments in their businesses, with AvraPay being the payment processor. The business will be able to accept payments online or in person through the AvraPay technology and be paid in government declared legal tender or better known as FIAT or cryptocurrency depending on the businesses preference. Avra plans to charge a percentage of the transaction in the same way as a credit card provider.

AvraATM – Is another technology solution planned by the Company is called AvraATM, which it plans to develop a software to be integrated with kiosks which will allow them to have the ability to accept payments, effectively converting the existing kiosk into a purchase point (ATM) for bitcoin and other cryptocurrencies. The planned revenue model is one where a percentage fee will be charged for the purchase of currency which will vary depending on the expectations of the individual owners of each kiosk network.

AvraTourism – Is where the Company plans on offering a tailored version of AvraPay to international holiday destinations, focused on tourism, such as hotels, casinos, airlines, restaurants, bars, and spas.  In addition to offering a specific solution which is to “buy-back” unused local currency from departing tourists, and in exchange we intend to provide tourists  with digital currency to for them to use upon their return home through dedicated ATMs installed in key points such as airports.

AvraNews – In addition to Avra’s website, the Company is developing its own news portal, which will provide  up to the minute news and analysis on the cryptocurrency industry. The business will be supported by funneling business to Avra’s own business solutions, in addition to paid advertising and affiliate schemes. There will also be a section to connect investors and start-ups companies, which at some point in the future will be monetized through a subscription system.

To date the Company has been involved in initial discussions with other cryptocurrency providers in order to establish what the service proposition would be. In addition, the company has been involved in market research and has had initial discussions with potential clients to ensure that the services that will be provided are in demand and appropriately presented.

Avra plans to develop the ATM project with a provider throughout Central America, which is a part of a larger group operating in over 20 countries across Europe which we hope to be the next stages of expansion of the project. The company has spoken with several large hotel chains, casinos and other tourism related businesses in the Caribbean’s largest tourist destination in Punta Cana and has established that many of these establishments could be interested in such a product subject to the terms that would be offered. The Company has also identified several other large tourist destinations throughout the Americas where the expectation is to expand the service offering over the next 12 months.

Avra’s planned operations over the next 12 months are as follows:

Avra’s next stages of operation will be to ensure compliance with US and local authorities, to ensure the company has a legally approved AML/KYC policy and monitoring practices, as well as the development of the company’s central system (API) where all the services will connect and operate from.

The Avra news portal is being developed and is expected to become live within the next 60 days, providing daily news events and analysis, products information and fund raising opportunities for startups in the space.

The company is planning to have its systems and first ATM client live before the end of January 2015, as well as at least one of the large hotel chains actively using the system online and in-house. On completion of first phase and successful beta testing we intend to roll out the system at an accelerated rate through a network of sales agents working in strategic locations, a generous referral program, a strong social media presence as well as online advertising.

Once the established core businesses are operating and the sales process working, we intend to develop the product portfolio, working with remittance companies to allow remittances-by-bitcoin as well as regional bill-pay-by-bitcoin solutions, through portals that Avra will be developing further. We would expect these products to roll out between April-June 2015.

Operationally we expect to hire sales managers in 2015 to oversee sales for each of the brands AvraPay and AvraATM.  We also plan to hire an in house technology person who would monitor and develop the API and provide service to existing and new clients. The timing of the requirement of people for these positions will be variable depending on workloads and whether we can continue to use consultants at a cheaper rate.

From July-October 2015 we expect to be in a full marketing phase, expecting to increase users, business, the ATM network, solidifying the brand and awareness as well as bringing the company to solid profit margins in order to expand further.

Beyond 2015 and with the user base expected, we would hope to reduce our dependence on other providers for exchange and services, and start to provide those services ourselves, thereby increasing margins and ensuring that Avra is completely independent of other providers.

Item 9.01   Exhibits.

99.1        Press Release, dated November 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

AVRA INC.

DATED: November 6, 2014	By:	/s/ Stephen Shepherd
Stephen Shepherd